Exhibit 99.1

Cell Therapeutics Announces GOG Completes Patient Enrollment in GOG-0212 Phase 3 Clinical Trial of

Paclitaxel Poliglumex (OpaxioTM) as Maintenance Therapy in Ovarian Cancer

SEATTLE, January 28, 2014—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that the Gynecologic Oncology Group (GOG) informed CTI that it has completed patient enrollment in the GOG-0212 Phase 3 clinical trial of investigational agent paclitaxel poliglumex (OpaxioTM ) as maintenance therapy in ovarian cancer.

“Although initial treatment is effective in putting this disease in remission, there is a high relapse rate for patients with ovarian cancer and there are limited treatment options when their cancer returns,” said Larry J. Copeland, M.D., Department of Obstetrics and Gynecology, Ohio State University Comprehensive Cancer Center, Group Vice Chair of the GOG and chair of the GOG-0212 study. “This study was designed to investigate whether Opaxio when used in a maintenance setting could keep these women in remission and as a result extend the lives of these patients. We are very pleased to have completed enrollment in this important study.”

“This is a significant achievement for the GOG being the largest maintenance study for patients with ovarian cancer ever conducted having enrolled 1,150 patients,” said James A. Bianco, M.D., President and CEO of CTI. “There is a significant unmet need in keeping a patient’s cancer from returning following initial treatment, and we are hopeful that Opaxio has the potential to serve this role in ovarian cancer.”

The trial is being conducted and managed by the GOG, which is one of the National Cancer Institute’s (NCI) funded cooperative cancer research groups focused on the study of gynecologic malignancies.

The GOG-0212 study is a randomized, multicenter, open label Phase 3 trial of either monthly Opaxio or paclitaxel for up to 12 consecutive months compared to surveillance among women with advanced ovarian cancer who have no evidence of disease following first-line platinum-taxane based therapy. For purposes of registration, the primary endpoint of the study is overall survival of patients treated with Opaxio compared to no maintenance therapy. Secondary endpoints are progression-free survival, safety and quality of life. The statistical analysis plan calls for up to four interim analyses and one final analysis, each with boundaries for early closure for superior efficacy or for futility. The first interim analysis was conducted in January 2013, which passed the futility boundary and continued with no changes. Additional information about GOG-0212 may be found at www.clinicaltrials.gov, study ID NCT00108745.

About Ovarian Cancer

Ovarian cancer is the eighth most commonly diagnosed cancer in women and the seventh leading cause of cancer death among women worldwide. Annually, over 220,000 women will be diagnosed with ovarian cancer around the world and approximately 140,000 will die from the disease.1 In 2013, it is estimated that 22,240 new cases of ovarian cancer were diagnosed in the U.S. and 14,230 deaths would result. Ovarian cancer is the most lethal of the gynecologic malignancies. Treatment for ovarian cancer usually involves advanced surgery and chemotherapy.2

About Opaxio

Opaxio™ (paclitaxel poliglumex, CT-2103), is an investigational, biologically enhanced chemotherapeutic that links paclitaxel, the active ingredient in Taxol®, to a biodegradable polyglutamate polymer, which results in a new chemical entity. When bound to the polymer, paclitaxel is inactive, potentially sparing normal tissue’s exposure to high levels of paclitaxel and its associated toxicities. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to macromolecules such as Opaxio. Based on preclinical studies, it appears that Opaxio is preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed, allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing active paclitaxel. Unlike standard radiosensitizing agents, Opaxio appears tumor selective and does not appear to enhance radiation toxicity to normal tissues.

About the Gynecologic Oncology Group

The Gynecologic Oncology Group (GOG) is a not-for-profit organization of more than 300 member institutions with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. Continuous evaluation of the Group’s processes is utilized in order to constantly improve the quality of patient care. To promote this mission, the GOG receives support from the National Cancer Institute of the National Institutes for Health. The GOG is the only group that focuses its research on women with pelvic malignancies, such as cancer of the ovary, uterus, and cervix. The GOG is multi-disciplinary in its approach to clinical trials, and includes gynecologic oncologists, medical oncologists, pathologists, radiation oncologists, nurses, statisticians, basic scientists, quality of life experts, data managers, and administrative personnel.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Opaxio is a trademark of Cell Therapeutics, Inc. All other trademarks are the property of their respective owners.

Source: Cell Therapeutics, Inc.

References:

1.	WHO, IARC GLOBOCAN, Cancer Incidence and Mortality Worldwide in 2008

2.	American Cancer Society, http://tinyurl.com/m2qnpk2, Accessed September, 2013

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding expectations with respect to the development of the Company and its product and product candidate portfolio. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: the potential failure of Opaxio to prove safe and effective for the treatment of patients with , either ovarian cancer or in combination regimens, as determined by the U.S. Food and Drug Administration and/or the European Medicines Agency; that Opaxio may not satisfy a medical need not currently addressed with existing ovarian cancer treatments; that CTI may not be able to successfully implement its plans, strategies and objectives related to the development of Opaxio, and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation, as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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